Exhibit 10.190

ADDENDUM TO EMPLOYMENT CONTRACTS FOR
Brad Larson, Ken Nelson, Ron Lewis and Alan Terril
Approved by the Board Compensation Committee on March 4, 2000

22. SPECIAL RIGHT OF EMPLOYEE UNDER CERTAIN CIRCUMSTANCES. During the term of this Agreement, if the Meadow Valley Corporation is involved in a merger, consolidation or other business combination in which the Meadow Valley Corporation is not the surviving and controlling entity and as a result thereof the Employee is required to relocate outside the city of his/her current residence in a manner not objectively reasonable, then Employee shall have the following rights:
A) To terminate this Agreement with 30 days prior notice, in which event Employer shall pay Employee a sum equal to five times the Employee’s current base salary;
B) All options granted shall, to the extent not specifically prohibited by the stock option plan then in effect, vest immediately and be exercisable within one year of the termination notice provided in A above.

The provisions of this Section 22 shall supersede the entitlements set forth at paragraph 12 Termination in the events contemplated within this Section.